Exhibit 3.2

Execution Version

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUMMIT MIDSTREAM GP, LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of SUMMIT MIDSTREAM GP, LLC, a Delaware limited liability company (the “Company”), is entered into, as of August 1, 2024, by Summit Midstream Partners Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company on May 1, 2012, bearing the name Summit Midstream GP, LLC, as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, Summit Midstream Partners, LLC, a Delaware limited liability company (the “Original Member”) and original sole member of the Company, entered into that certain amended and restated limited liability company agreement of the Company dated October 3, 2012, which was amended on December 9, 2013 to reflect the transfer of the limited liability company interests in the Company from the Original Member to SMP Holdings and the admission of SMP Holdings as the sole member (as so amended, the “Original Agreement”); and

WHEREAS, on May 28, 2020, the Company and the Member entered into the Company’s Second Amended and Restated Limited Liability Company Agreement (the “Second A&R LLC Agreement”); and

WHEREAS, by their execution and delivery of this Agreement, the Member intends to amend and restate the Second A&R LLC Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby established, the Member hereby agrees as follows:

The undersigned Member of the Company hereby entered into this Agreement effective as of August 1, 2024.

AGREEMENT

1. Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2. Name. The name of the Company is “Summit Midstream GP, LLC”.

3. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office set forth in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

4. Purposes. The purposes of the Company are to engage in any business or activity that is not prohibited by the Act.

5. Term. The existence of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 12 of this Agreement.

6. Member. The name, mailing address and percentage of the Company’s limited liability company interests held by the Member are identified on Exhibit A attached hereto.

7. Liability of Member. Except as otherwise required by applicable law and as explicitly set forth in this Agreement, the Member shall not have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

8. Management.

(a) The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to bind the Company and to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

(b) The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member. The following individuals are hereby appointed as officers of the Company (constituting all of the officers of the Company) until their respective successors have been duly qualified and appointed or until their earlier death, resignation or removal:

J. Heath Deneke	Chairman of the Board, President and Chief Executive Officer

William J. Mault	Executive Vice President and Chief Financial Officer

James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Matthew B. Sicinski	Senior Vice President and Chief Accounting Officer

(c) Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Member whenever in its judgment the best interests of the Company shall be served thereby.

(d) The Member of the Company may at any time and from time to time engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company the right to participate therein.

9. Indemnification; Exculpation.

(a) The Company hereby agrees to indemnify and hold harmless any person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person by reason of the fact that such person is or was a member of the Company, is or was serving as an officer of the Company or is or was serving at the request of the Company as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s gross negligence, willful misconduct or knowing violation of law. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The Company may, by action of the Member, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of members and officers.

(b) Notwithstanding anything contained herein to the contrary, any indemnity by the Company shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

(c) None of the Indemnified Persons shall be liable to the Member or the Company for mistakes of judgment, or for action or inaction, taken in good faith, or for losses due to such mistakes, action or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged, or retained with reasonable care. Any party entitled to relief hereunder may consult with legal counsel and accountants in respect of affairs of the Company and be fully protected and justified in any reasonable action or inaction that is taken in good faith in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph shall not be construed so as to relieve (or attempt to relieve) any person of any liability (i) for conduct which is grossly negligent, reckless, or intentionally wrongful or criminally unlawful, provided that such person had no reasonable cause to believe that his or its conduct was unlawful, or (ii) to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable law.

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 9 shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), agreement, vote of the Member or otherwise.

(e) Notwithstanding anything in this Agreement to the contrary, no Member, in his, her or its capacity as such or as a manager of the Company, shall have any duty (including any fiduciary duty), or any liability for a breach of duty (including any fiduciary duty), to the Company or any Member (in their capacities as such) or any other person. It is the intent and agreement of the Member that all fiduciary duties be, and hereby are, eliminated and no fiduciary duties shall apply to any action or omission taken by any Member (in such Member’s capacity as such or as manager of the Company) or any of its affiliates, employees, agents and representative hereunder or in connection with the Company. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement a Member is permitted or required to make a decision in its “discretion” or its “sole discretion” or under a grant of similar authority or latitude, such Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of, or other factors affecting, the Company or the Member. The Member hereby waives, to the maximum extent permitted by law, any and all rights and claims which it, he or she may otherwise have against any person or entity acting as Member or manager of the Company and such person’s or entity’s affiliates as a result of any claims of breach of fiduciary duties.

10. Certificates. The membership interest of the Member, as provided on Exhibit A, shall be uncertificated unless otherwise determined by the Member.

11. Distributions. Distributions shall be made at the time and in the aggregate amounts determined by the Member.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Notwithstanding anything to the contrary contained herein, the bankruptcy, death, dissolution, expulsion or incapacity of the Member, or the occurrence of any other event which terminates the continued membership of the Member in the Company, shall not cause the dissolution of the Company, and the Member is expressly authorized to continue the business of the Company in such event, without any further action on the part of the Member. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

13. Capital Contributions. The Member is not required to make any capital contribution to the Company.

14. Assignments. The Member may assign in whole or in part its membership interest.

15. Admission of Additional Members. Subject to Section 16(a), one or more additional members of the Company may be admitted to the Company with the consent of the Member.

16. Pledge of Membership Interests.

(a) Notwithstanding anything herein to the contrary, the Member and any other member of the Company shall be permitted to pledge or hypothecate any or all of its interests in the Company, including all economic rights, control rights, membership interests, and status rights as a Member or as a member, to any lender to the Company (or any affiliate of the Company) or any agent acting on such lender’s behalf, and any transfer of such interests pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, upon a default under the financing giving rise to any pledge or hypothecation of interests in the Company, the lender (or agent) shall have the right, as set forth in the applicable pledge or hypothecation agreement, and without further approval of the Member or any other member and without becoming a Member or otherwise becoming a member, to exercise the membership voting rights of the Member or any other member granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (i) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a Member or a member (as applicable) under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of the Member or members (as applicable) under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member or other member shall cease to be a Member or a member and shall have no further rights or powers under this Agreement. The execution and delivery of this Agreement by a Member or any other member of the Company shall constitute any necessary approval of such Member or other member under applicable law to the foregoing provisions of this Section 16(a). This Section 16(a) may not be amended or modified so long as any of the Member’s or any other member’s membership interests or other interests in the Company is subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent. Each recipient of a pledge or hypothecation of a Member’s or any other member’s interests in the Company shall be a third party beneficiary of the provisions of this Section 16(a).

(b) So long as any pledge of any membership interests in the Company is in effect, the Company shall not elect that its membership interests become governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction without the consent of all pledgees of such membership interests. This provision shall inure to the benefit of any pledgee of the Company’s membership interests and its successors and assigns and designated agent, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee (or its successors or assigns or designated agent, as the case may be).

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

18. Other Business Opportunities. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including businesses that may compete with the Company. Neither the Member nor any person or entity affiliated with the Member shall be required to present any such business opportunity or venture to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by it. Neither the Company nor any person or entity affiliated with the Company shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Member solely in its capacity as member of the Company and shall not be deemed to modify any contract or arrangement, including without limitation any noncompete provisions, otherwise agreed to by the Company and the Member.

19. Amendments. The approval of the Member shall be necessary to amend or repeal this Agreement or to adopt a new limited liability company agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Agreement as of the day first above-written.

MEMBER:

SUMMIT MIDSTREAM PARTNERS HOLDINGS, LLC

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

Signature Page to Third Amended and Restated LLC Agreement – Summit Midstream GP, LLC

Exhibit A

Member

Member	Percentage Ownership
Summit Midstream Partners Holdings, LLC c/o Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, Texas, 77002	100%